Exhibit 4.22

Amendment 10 to Agreement dated 26th Dec’08 signed by and between

Dr. Reddy’s Laboratories Limited
Bollaram Road, Miyapur,
Hyderabad 500 049
India
(Hereinafter referred to as “Dr. Reddy’s”)

And

Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria, 3052
Australia
(Hereinafter referred to as “Prana”)

Dr. Reddy’s and Prana are collectively referred to as the “PARTIES”

This amendment will include the following additional and amended clauses in the above mentioned agreement (plus amendments) and will be in effect from 21/10/2010 onwards.

1.	Terms to be included
i.	The following clause-10 in Appendix A of the agreement:

“10. Sub-Project 5C: RC1 & RC2 ML (Mother Liquor) Distillation and Analysis:
a)	Dr. Reddy’s will collect RC1 & RC2 MLs (Mother Liquors) from the plant campaign covered under Sub-Project 5B.
b)	Both the MLs as described above will be distilled-off through two separate batches and resulting residues (Crude PBT2) with distinct batch numbers, will be stored separately under cGMP.
c)	Each of the two residue batches as obtained above will be subjected to following analytical tests;
i.	HPLC Purity & Assay
ii.	LC-MS for genotoxic impurities
d)	Dr Reddy’s will share analytical test results for both the residue batches with Prana.
c)	The over-all time-line for this sub-project is expected to be 3-4 weeks including analysis.
f)
Dr Reddy’s would continue storing the residues maximum up to 90 days from the date of completion of testing under cGMP. With-in this period it is expected that the Parties to agree on either utilizing the residues for further recovery of pure PBT2 or Prana to request further storage in the Dr. Reddy’s facilities at a cost to Prana agreed to by Parties or have these materials destroyed or disposed-off by Dr. Reddy’s according to their regular procedures and at cost to Prana.

11. Sub-Project 5D: Process Development for the recovery of PBT2 API from the two residue batches obtained under Sub-Project 5C:
This Sub-Project will involve following set of activities:-
a)
Objective of further process development on two separate residue batches as obtained under Sub-Project 5C would be to establish a suitable process for the recovery of PBT2 meeting pre-established specifications.

b)
As a matter of priority, Dr. Reddy’s will first undertake R&D trials involving successive recrystallizations on the residue batch obtained via distillation of RC2 ML under Sub-Project 5C. If results from these trials are encouraging, than upon Prana’s confirmation, Dr. Reddy’s will proceed further with similar trials on the residue obtained via distillation of RC1 ML under Sub-Project 5C.

c)	Dr. Reddy’s will perform laboratory assurance batches with the finalized procedure in each or either of the two cases as described above.
d)	For all the intermediate stages of the process, both in case of trials and laboratory assurance batches, Dr Reddy’s would perform analytical testing involving;
i.	HPLC Purity & Assay
ii.	LC-MS for genotoxic impurities
e)	For the final stage samples, both in case of trials and laboratory assurance batches, Dr. Reddy’s would perform complete analysis as per agreed specification for PBT2.

The over-all time-line for this Sub-Project is expected to be approximately 4-6 weeks that includes SSNMR analysis on final samples.
Dr Reddy’s will issue a formal process development report to Prana towards the end of the Sub-Project.
In the event desired outcome from the Sub-Project is not achieved, then both the parties would mutually agree on the way forward for the residues stored under Sub-project 5C.”

ii.	The following description of Sub-Project 5C & Sub-Project 5D under Sub-Project Pricing in clause 3 of the Agreement

“Sub-Project 5C: RC1 & RC2 ML (Mother Liquor) Distillation and Analysis - USD 15,000/-

Sub-Project 5D: Process Development for the recovery of PBT2 API from residues resulting from Sub-Project 5C: - USD 45,000/-

iii.	The following description of Sub-Project payment terms in clause 3 of the Agreement

“Sub-Project 5C:

●	100% upon sharing analytical test results on RC1 & RC2 residues to Prana (USD 15,000/-)

Sub-Project 5D:

●	50% will be paid as advance upon authorization of the Sub-Project (USD 22,500)

●
80% will be paid after completion of all the laboratory experiments and upon sharing process yield & initial analytical results on laboratory assurance batches including SSNMR results. This includes 50% advance already paid (USD 22,500 + USD 13,500 = USD 36,000/-)

●	Remaining 20% will be paid upon issuance of process development report to Prana (USD 9,000/-)”

2.	Terms to be varied
i.	The numbering of the following clause heading in Appendix A of the Agreement, as amended in Amendment 9:

“10. Sub-Project 6: Stability Study (48 months)”

is amended as follows

“12. Sub-Project 6: Stability Study (48 months)”

All other terms and conditions of the original Agreement dated 26th Dec’08 and those included in Amendment 9 remain unchanged.

In witness whereof, the parties hereto have signed this Agreement

Signed for and on behalf of	Signed for and on behalf of
Dr. Reddy’s Laboratories Limited	Prana Biotechnology Ltd.

Signature	Signature
Name: Manoj Mehrotra	Name: Dianne Angus

Witness Signature	Witness Signature
Witness Name: Ruturaj Kulkarni	Witness Name: Elisabeth Gautier

Amendment 11 to Agreement dated 26th Dec’08 signed by and between

Dr. Reddy’s Laboratories Limited
Bollaram Road, Miyapur,
Hyderabad 500 049
India
(Hereinafter referred to as “Dr. Reddy’s”)
and
Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria, 3052
Australia
(Hereinafter referred to as “Prana”)

Dr. Reddy’s and Prana are collectively referred to as the “PARTIES”

This amendment will supersede the mentioned clauses contained in above mentioned agreement (plus amendment) and will be in effect from 21st March 2011.

Both parties agree to include following clause in the amendment 11 and this will supersede the clause 1/sub-clause v (Sub-Project 5A and Sub-Project 5B) to the amendment 9 signed on 20 May 2010.

●	Prana will pay US $ 430,000 upon completion of PBT2 campaign manufacturing and receipt of final individual batch (four batches) Certificates of Analysis.
●	Prana will pay US $ 120,000 upon completion of PBT2 campaign manufacturing and receipt of final blend batch Certificates of Analysis.
●
Prana will pay US $ 172,000 upon (1) review and acceptance of campaign reports and other related documents and (2) delivery of the PBT2 API to Prana’s designated locations in accordance with Prana’s requirements.

Remaining clauses will continue to hold as is.

In witness whereof, the parties hereto have signed this Agreement

Signed for and on behalf of	Signed for and on behalf of
Dr. Reddy’s Laboratories Limited	Prana Biotechnology Ltd.

Signature	Signature
Name: Manoj Mehrotra	Name: Dianne Angus

Witness Signature	Witness Signature
Witness Name: Manish Marotkar	Witness Name: Elisabeth Gautier

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Amendment 12 to Agreement dated 26th Dec’ 08 signed by and between
Dr. Reddy’s Laboratories Limited
Bollaram Road, Miyapur,
Hyderabad 500 049
India
(Hereinafter referred to as “Dr. Reddy’s”)
and
Prana Biotechnology Ltd
Level 2, 369 Royal Parade, Parkville Victoria, 3052
Australia
(Hereinafter referred to as “Prana”)
Dr. Reddy’s and Prana are collectively referred to as the “PARTIES”

This amendment will be in effect from 18 May 2011.

Both parties agree to create a Sub-Project 5E. Scope of this project is to store residue (Crude PBT2) from Sub-Project 5C under cold storage cGMP condition for the period of 1 year. Following are the details of the agreement.

●	It is agreed that within this period Prana will either utilize this residue for further recovery of pure PBT2 or request for further storage or dispose the material at its own cost.
●	Term of this agreement is 1 year.
●	Prana agree to pay USD $150/month for storage. Prana will make the payment every six month or ending of the contract whichever is earlier.
●	If Prana decided to dispose this material or ship to any location, complete cost of shipment/disposal will be borne by Prana.

Remaining clauses will continue to hold as is.

In witness whereof, the parties hereto have signed this Agreement

Signed for and on behalf of	Signed for and on behalf of
Dr. Reddy’s Laboratories Limited	Prana Biotechnology Ltd.

Signature	Signature
Name: Manoj Mehrotra	Name: Dianne Angus

Witness Signature	Witness Signature
Witness Name: Manish Marotkar	Witness Name: Ashley Turner